Exhibit (i)

February 27, 2014

PowerShares Actively Managed Exchange-Traded Fund Trust

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Ladies and Gentlemen:

We have acted as counsel to PowerShares Actively Managed Exchange-Traded Fund Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the U. S. Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 137 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-147622; 811-22148) (the “Registration Statement”) on February 27, 2014, registering an indefinite number of shares of beneficial interest of the series of the Trust listed in Schedule A to this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the relevant portions of the prospectuses and statement of additional information (collectively, the “Prospectus”) filed as part of the Post-Effective Amendment;

(ii)	the certificate of trust, governing instrument and bylaws of the Trust, each in effect on the date of this opinion letter;

(iii)	the resolutions adopted by the Board of Trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Shares, and the authorization for issuance and sale of the Shares; and

(iv)	the exemptive orders applicable to the Trust issued by the Commission under the Investment Company Act (the “Exemptive Orders”).

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution

PowerShares Actively Managed Exchange-Traded Fund Trust

February 27, 2014

and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have also assumed compliance by the applicants with each of the conditions contained in the applications, as amended, for the Exemptive Orders. We have not verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, we are of the opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) under the Delaware Statutory Trust Act, purchasers of Shares will have no obligation to make further payments for their purchase of Shares or contributions to the Trust or its creditors solely by reason of their ownership of Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm under the heading “Fund Service Providers” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

PowerShares Actively Managed Exchange-Traded Fund Trust

February 27, 2014

Schedule A

1.	PowerShares Active U.S. Real Estate Fund
2.	PowerShares S&P 500® Downside Hedged Portfolio
3.	PowerShares China A-Share Portfolio